EXHIBIT 13

                           DAVID L. BABSON & CO., INC.
                               One Memorial Drive
                         Cambridge, Massachusetts 02142


                                  June 22, 1995

The DLB Fund Group
One Memorial Drive
Cambridge, Massachusetts 02142

Ladies & Gentlemen:

         In connection with your sale to us today of 10,000 shares of beneficial interest (the "Shares") in the DLB Global Small Capitalization Fund (the "Fund"), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Shares to us is in reliance on the sale being exempt under Section 4(2) of the 1933 Act as no involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules and regulations promulgated thereunder.

         We further agree, pursuant to the requirements of the Staff of the Securities and Exchange Commission, that if any of the Shares are redeemed during the first five years of the Fund's operations by any holder thereof, the redemption proceeds will be reduced by the amount of the then unamortized organizational expenses in the same ratio as the number of Shares redeemed bears to the number of Shares held at the time of redemption.







         This letter is intended to take effect as an instrument under seal, shall be construed under the laws of The Commonwealth of Massachusetts, and is delivered at Boston, Massachusetts as of the date above written.

                                                     Very truly yours,

                                                     DAVID L. BABSON & CO., INC.


                                                     By:/s/Ronald G. Gwodz
                                                        ------------------------
                                                        Name:
                                                        Title:


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